UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 15, 2025

SEMILEDS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34992	20-2735523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.	350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +886-37-586788

N/A

(Former name or former address if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	TradingSymbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0000056	LEDS	The Nasdaq Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 8, 2019, the Company entered into loan agreements with each of its Chairman and Chief Executive Officer and the largest shareholder of the Company, with aggregate amounts of $1.7 million and $1.5 million, respectively, and an annual interest rate of 8% (the “Loan Agreement”). The Loan Agreement is secured by a second priority security interest on the Company’s headquarters building. The Company was initially required to repay the loans of $1.5 million on January 14, 2021 and $1.7 million on January 22, 2021, respectively. On January 16, 2021, the maturity date of these loans was extended with same terms and interest rate for one year to January 15, 2022, and on January 14, 2022, the maturity date of these loans was extended again with same terms and interest rate for one more year to January 15, 2023. On January 13, 2023, the maturity date of these loans was further extended with same terms and interest rate for one year to January 15, 2024.

On January 7, 2024, J.R. Simplot Company assigned and transferred all of its right, title and interest in and to the loan agreement to Simplot Taiwan Inc., in accordance with and subject to the terms and conditions of the loan agreement.

On January 7, 2024, the Company entered into the Fourth Amendment to the loan agreements with each of Simplot Taiwan Inc. and Trung Doan (each, a “Fourth Amendment”).

The Fourth Amendment with Simplot Taiwan Inc. (i) extended the maturity date of its loan agreement to January 15, 2025, and (ii) upon mutual agreement of the Company and Simplot Taiwan Inc., permitted the Company to repay any principal amount or accrued interest, in an amount not to exceed $400,000, by issuing shares of the Company’s common stock in the name of Simplot Taiwan Inc. as partial repayment of the loan agreement at a price per share equal to the closing price of the Company’s common stock immediately preceding the business day of the payment notice date. All other terms and conditions of the loan agreement with Simplot Taiwan Inc. remained the same.

The Fourth Amendment to the loan agreement with Trung Doan amended the loan agreement’s maturity date with same terms and interest rate to January 15, 2025. All other terms and conditions of the loan agreement with Trung Doan remained the same.

On February 9, 2024, the Company and Trung Doan entered into the Fifth Amendment to the loan agreement (the “Fifth Amendment”). The Fifth Amendment, upon the mutual agreement of the Company and Trung Doan, permitted the Company to repay any principal amount or accrued interest, in an amount not to exceed $800,000, by issuing shares of the Company’s common stock to Trung Doan as partial repayment of the loan agreement at a price per share equal to the closing price of the Company’s common stock immediately preceding the business day of the payment notice date.

On July 3, 2024, the Company and Trung Doan entered into the Sixth Amendment to the loan agreement (the “Sixth Amendment”). The Sixth Amendment amended the loan agreement to permit, upon the mutual agreement of the Company and Trung Doan, the Company to repay a portion of the principal amount or accrued interest under the loan agreement, by issuing shares of the Company’s common stock to Trung Doan as partial repayment of the loan agreement at a price per share equal to the closing price of the Company’s common stock immediately preceding the business day of the payment notice date. All other terms and conditions of the loan agreement, as amended by the Sixth Amendment, remained the same.

On January 15, 2025, the Company entered into the Fifth Amendment to the Loan Agreement, and the Seventh Amendment to the Loan Agreement with Simplot Taiwan Inc. and Trung Doan, respectively (the “Amended Loan Agreement”), to amend the loans maturity date with same terms and interest rate to January 15, 2026. All other terms and conditions of the Loan Agreement remain the same.

The descriptions of the Amended Loan Agreement are summaries only and are qualified in their entirety by the full text of the Amended Loan Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report, each of which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Fifth Amendment to Loan Agreement dated January 15, 2025 between SemiLEDs Corporation and Simplot Taiwan Inc.

10.2	Seventh Amendment to Loan Agreement dated January 15, 2025 between SemiLEDs Corporation and Trung Doan

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 16, 2025

SemiLEDs Corporation

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Chief Financial Officer